RESPONSE TO ITEMS 77.C.

Results of Special Shareholder Meetings

At a meeting held on August 14, 2015, shareholders of Thrivent Cash Management Trust voted to elect the following Trustees of the Trust.

1. Russell W. Swansen

2. David S. Royal

3. Janice B. Case

4. Richard L. Gady

5. Richard A. Hauser

6. Marc S. Joseph

7. Paul R. Laubscher

8. James A. Nussle

9. Douglas D. Sims

10. Constance L. Souders

Shares cast for, to withhold against, or to abstain are set forth as follows:

Thrivent Mutual Funds:

For:	810,405,779.35
Against:	0.00
Abstain:	0.00

Thrivent Series Fund, Inc.:

For:	1,063,032,988.83
Against:	0.00
Abstain:	0.00